Exhibit 16.2


October 29, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 29, 2005, of Harold's Stores, Inc. and do not disagree with the statements contained therein with respect to our Firm. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.



                              /s/ BDO Seidman, LLP
                              BDO SEIDMAN, LLP


cc:  Jim Abrams
     Audit Committee Chair

     Leonard Snyder
     Chief Executive Officer